Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-76742 and Form S-8 No. 333-130102) pertaining to The PMI Group, Inc. Savings and Profit Sharing Plan of the PMI Group, Inc. of our report dated June 25, 2008, with respect to the financial statements and schedules of The PMI Group, Inc. Savings and Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Los Angeles, California

June 25, 2008